Exhibit 99.3

JB CLOTHING CORPORATION
(A DEVELOPMENT STAGE COMPANY)

UNAUDITED PROFORMA FINANCIAL INFORMATION

On July 10, 2009,  JB Clothing Corporation (“JBCC”) , a Nevada corporation,  acquired one thousand five hundred (1,500) shares of the Common Stock of  Entest BioMedical, Inc. , a California corporation (“Entest”) in exchange for the payment of the purchase price of 10,000,000 shares of the common stock of JBCC and the return and cancellation of 10,000,000 shares of JBCC owned and held by Rick Plote

As a result of the Acquisition Agreement, Entest became a wholly owned subsidiary of JBCC.

The accompanying unaudited pro forma consolidated balance sheet of JBCC and Entest gives effect to the acquisition as if it had been completed as of   .

The accompanying unaudited pro forma consolidated statements of operations for the nine months ended June 30, 2006 give effect to the acquisition as if it had been completed as of September 1, 2008.

The accompanying unaudited pro forma consolidated statements of operations for the six months ended February 28, 2009 give effect to the acquisition as if it had been completed as of September 1, 2008.

These unaudited pro forma consolidated financial statements are presented for illustrative purposes only. Such information in not necessarily indicative of the operating results or financial position had the acquisition taken place on the dates above indicated, nor is it indicative of the results that may be expected for future periods.

The pro forma consolidated financial statements should be read in conjunction with JBCC’s financial statements and related notes in it’s filings with the United States Securities and Exchange Commission and in conjunction with the financial statements of Entest and related notes included in this current report on Form 8-K .

JB Clothing Corporation
(a Development Stage company)

Pro forma Consolidated
Balance Sheets

				Adjustments and	Pro Forma
	Entest BioMedical, inc.		JB Clothing Corporation	Eliminations	Combined

ASSETS

Current Assets
Cash and Cash Equivalents	$		$37,613		$37,613

Total Current Assets			37,613		37,613

TOTAL ASSETS		$-	$37,613		$37,613

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities					0
Advance From Shareholder			2,400

Total Current Liabilities			2,400		2400

TOTAL LIABILITIES		-	2,400		2,400

STOCKHOLDERS' EQUITY
Common Stock,		408	14,000	(408)	14,000
Additional paid in Capital			31,730	408	32,138
Contributed capital		78			78
Deficit accumulated during the development stage		(486)	(10,517)		(11,003)

Total Stockholders' Equity (Deficit)		$-	$35,213		$35,213

TOTAL LIABILITIES
& STOCKHOLDERS' EQUITY		$-	$37,613		$37,613

JB Clothing Corporation
(a Development Stage company)

Pro forma Consolidated
Statements of Operations
For the six months ending
February 28, 2009
(unaudited)

				Pro Forma
			Adjustments and
	Entest BioMedical, Inc	JB Clothing Corporation	Eliminations	Combined

REVENUES

Total Revenues	$0	$0		$0

COSTS AND EXPENSES
General and Administrative		120		120
Miscellaneous Expenses	78			78

Total Costs and Expenses	78	120		198

OPERATING LOSS	(78)	(120)		(198)

NET INCOME (LOSS)	$(78)	$(120)		$(198)